SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMISSION FILE NUMBER:

MICRON ENVIRO SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)
Nevada		98-0202944
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

#121 - 8 Bond Street, Great Neck, NY		11021
(Address of principal executive offices)		(Zip Code)
315-307-8135 (Issuer's Telephone Number, including Area Code)

Non-Qualified Stock Option Agreement with Graeme Sewell

Non-Qualified Stock Option Agreement with Jason Gigliotti

Non-Qualified Stock Option Agreement with Bernard McDougall

Non-Qualified Stock Option Agreement with Jim Nelson

Non-Qualified Stock Option Agreement with Dan Terrett

Non-Qualified Stock Option Agreements with Negar Towfigh

Non-Qualified Stock Option Agreement with Jason Shull

 (Full Title of the Plan)

Thomas E. Stepp, Jr.

STEPP LAW CORPORATION

15707 Rockfield Boulevard

Suite 101

Irvine, California 92618

(Name and Address of Agent for Service)

949.660.9700

 (Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.001 par value	56,000,000	$ 0.00685	$383,600	$21.40

(1)

Consists of underlying shares pursuant to Amended Non-Qualified Stock Option Agreements with Graeme Sewell, Jason Gigliotti, Bernard McDougall, Jim Nelson, Dan Terrett, Negar Towfigh and Jason Shull.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the registrant’s common stock on April 9, 2009, as reported on the Over-the-Counter Bulletin Board.

PART I

Item 1. The Plan Information.

We entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 C Non-Qualified Stock Option Plan (“2006 C Option Plan”) with Bernard McDougall on November 2, 2007, which was amended on October 31, 2008 and, again, on April 1, 2009.  A copy of the 2006 C Option Plan was filed as an exhibit to our Registration Statement on Form S-8, filed with the Securities and Exchange Commission on May 4, 2006.  We, also, entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 C Option Plan with Jim Nelson on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.  We, also, entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 C Option Plan with Dan Terrett on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.  We, also, entered into a Non-Qualified Stock Option Agreement pursuant to our 2006 C Option Plan with Negar Towfigh on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.  We also entered into a Non-Qualified Stock Option Agreement pursuant to our 2007 Non-Qualified Stock Option Plan (“2007 Option Plan”) with Negar Towfigh on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.

A copy of the 2007 Option Plan was filed as an exhibit to our Annual Report on Form 10-K, filed with the Securities and Exchange Commission on  April 15, 2008.   We, also, entered into a Non-Qualified Stock Option Agreement pursuant to our 2007 Option Plan with Graeme Sewell on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.  We, also, entered into a Non-Qualified Stock Option Agreement pursuant to our 2007 Option Plan with Jason Gigliotti on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.   We, also, entered into a Non-Qualified Stock Option Agreement pursuant to our 2007 Option Plan with Jason Gigliotti on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.   We, also, entered into a Non-Qualified Stock Option Agreement pursuant to our 2007 Option Plan with Jason Shull on November 2, 2007, which was amended on October 31, 2008, and, again, on April 1, 2009.

Option Plans

The 2006 C Option Plan is effective from February 22, 2006, until December 31, 2013, pursuant to which we can grant options to persons eligible to participate in the 2006 C Option Plan.

The 2007 Option Plan is effective from November 2, 2007 until December 31, 2014, pursuant to which we can grant options to persons eligible to participate in the 2007 Option Plan.

Any Option pursuant to both the 2006 C Option Plan or the 2007 Option Plan shall be exercisable at such times, in such amounts and during such period or periods as we shall determine on the date of the grant of such Option.  To the extent that an Option is not exercised within the period of exerciseability, the unexercised portion of such Option will expire.

The Options pursuant to, both, the 2006 C Option Plan and the 2007 Option Plan are not transferable during the lifetime on the optionee, but may be exercised by the optionee’s heirs for up to six months after the optionee’s death.

The administrator for both the 2006 C Option Plan and the 2007 Option Plan is our Board of Directors.  We may at any time and for any or no reason suspend or terminate either or both of the 2006 C Option Plan and the 2007 Option Plan.  Options granted while either or both of the 2006 C Option Plan and the 2007 Option Plan are in effect will not be altered or impaired by the subsequent suspension or termination of the applicable plan.

The total number of shares of our $.001 par value common stock which may be purchased pursuant to the exercise of Options pursuant to the 2006 C Option Plan shall not exceed thirty million (30,000,000).  The total number of shares of our  $.001 par value common stock which may be purchased pursuant to the exercise of Options pursuant to the 2007 Option Plan shall not exceed sixty million (60,000,000).

Options may only be granted to our directors, officers, employees as well as selected and qualified independent contractors.

Option Agreements

On November 2, 2007, Bernard McDougall was granted the right and option to purchase up to 5,000,000 shares of our $.001 par value common stock at an exercise price of $.016 per share until November 1, 2008, pursuant to our 2006 C Option Plan.  A copy of the Non-Qualified Stock Option Agreement with Mr. McDougall is included in this Registration Statement as Exhibit 10.3.  On October 31, 2008, the expiration of the term of Mr. McDougall’s options was amended to November 1, 2009.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.4.  On April 1, 2009, the exercise price of Mr. McDougall’s options was amended to $.006 per share.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.5.

Mr. McDougall may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check for payment of the exercise price.

On November 2, 2007, Jim Nelson was granted the right and option to purchase up to 1,000,000 shares of our $.001 par value common stock at an exercise price of $.016 per share until November 1, 2008, pursuant to our 2006 C Option Plan.  A copy of the Non-Qualified Stock Option Agreement with Mr. Nelson is included in this Registration Statement as Exhibit 10.6.  On October 31, 2008, the expiration of the term of Mr. Nelson’s options was amended to November 1, 2009.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.7.  On April 1, 2009, the exercise price of Mr. Nelson’s options was amended to $.006 per share.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.8.

Mr. Nelson may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check for payment of the exercise price.

On November 2, 2007, Dan Terrett was granted the right and option to purchase up to 1,000,000 shares of our $.001 par value common stock at an exercise price of $.016 per share until November 1, 2008, pursuant to our 2006 C Option Plan.  A copy of the Non-Qualified Stock Option Agreement with Mr. Terrett is included in this Registration Statement as Exhibit 10.9.  On October 31, 2008, the expiration of the term of Mr. Terrett’s options was amended to November 1, 2009.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.10.  On April 1, 2009, the exercise price of Mr. Terrett’s options was amended to $.006 per share.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.11.

Mr. Terrett may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check for payment of the exercise price.

On November 2, 2007, Negar Towfigh was granted the right and option to purchase up to 1,340,000 shares of our $.001 par value common stock pursuant to our 2006 C Option Plan and up to 8,660,000 of our shares pursuant to our 2007 Option Plan, all at an exercise price of $.016 per share until November 1, 2008.  A copy of the Non-Qualified Stock Option Agreement with Ms. Towfigh pursuant to our 2006 C Option Plan is included in this Registration Statement as Exhibit 10.12.  A copy of the Non-Quailfied Stock Option Agreement with Ms. Towfigh pursuant to our 2007 Option Plan is included in this Registration Statement as Exhibit 10.13.   On October 31, 2008, the expiration of the term of Ms. Towfigh’s options was amended to November 1, 2009.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement pursuant to our 2006 C Option Plan is included in this Registration Statement as Exhibit 10.14.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement pursuant to our 2007 Option Plan is included in this Registration Statement as Exhibit 10.15.  On April 1, 2009, the exercise price of Ms. Towfigh’s options was amended to $.006 per share.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement pursuant to our 2006 C Option Plan is included in this Registration Statement as Exhibit 10.16.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement pursuant to our 2007 Option Plan is included in this Registration Statement as Exhibit 10.17.

Ms. Towfigh may exercise her Options by delivering a notice of exercise to us accompanied by a certified or cashier's check or promissory note for payment of the exercise price.

On November 2, 2007, Graeme Sewell was granted the right and option to purchase up to 10,000,000 shares of our $.001 par value common stock at an exercise price of $.016 per share until November 1, 2008, pursuant to our 2007 Option Plan.  A copy of the Non-Qualified Stock Option Agreement with Mr. Sewell is included in this Registration Statement as Exhibit 10.18.  On October 31, 2008, the expiration of the term of Mr. Sewell’s options was amended to November 1, 2009.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.19.  On April 1, 2009, the exercise price of Mr. Sewell’s options was amended to $.006 per share.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.20.

Mr. Sewell may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check or promissory note for payment of the exercise price.

On November 2, 2007, Jason Gigliotti was granted the right and option to purchase up to 14,000,000 shares of our $.001 par value common stock at an exercise price of $.016 per share until November 1,

2008, pursuant to our 2007 Option Plan.  A copy of the Non-Qualified Stock Option Agreement with Mr. Gigliotti is included in this Registration Statement as Exhibit 10.21.  On October 31, 2008, the expiration of the term of Mr. Gigliotti’s options was amended to November 1, 2009.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.22.  On April 1, 2009, the exercise price of Mr. Gigliotti’s options was amended to $.006 per share.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.23.

Mr. Gigliotti may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check or promissory note for payment of the exercise price.

On November 2, 2007, Jason Shull was granted the right and option to purchase up to 15,000,000 shares of our $.001 par value common stock at an exercise price of $.016 per share until November 1, 2008, pursuant to our 2007 Option Plan.  A copy of the Non-Qualified Stock Option Agreement with Mr. Shull is included in this Registration Statement as Exhibit 10.24.  On October 31, 2008, the expiration of the term of Mr. Shull’s options was amended to November 1, 2009.  A copy of Amendment No. 1 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.25.  On April 1, 2009, the exercise price of Mr. Shull’s options was amended to $.006 per share.  A copy of Amendment No. 2 to that Non-Qualified Option Agreement is included in this Registration Statement as Exhibit 10.26.

Mr. Shull may exercise his Options by delivering a notice of exercise to us accompanied by a certified or cashier's check for payment of the exercise price.

Item 2. Registrant Information and Employee Plan Annual Information.

Not applicable.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We incorporate the following documents by reference in this Registration Statement:

(a)

Our Quarterly Reports on Form 10-Q for the quarters ended (i) March 31, 2008, filed with the Securities and Exchange Commission (“SEC”) on May 15, 2008; (ii) June 30, 2008, filed with the SEC on August 14, 2008; and(iii) September 30, 2008, filed with the SEC on November 14, 2008;

(b)

Our latest Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on March 31, 2009;

(c)

Our Current Reports on Form 8-K filed with the Securities and Exchange Commission on April 7, 2009, January 21, 2009, and January 13, 2009;

(d) The description of our common stock contained in the registration statement on Form 10-SB filed with the SEC on May 13, 1999, as amended on September 3, 1999; and

(e) All other reports (and documents) filed by us after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

No “expert”, as that term is defined pursuant to Regulation Section 229.509(a) of Regulation S-K, or our “counsel”, as that term is defined pursuant to Regulation Section 229.509(b) of Regulation S-K, was hired on a contingent basis, or will receive a direct or indirect interest in the registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the company, at any time prior to the filing of the Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Articles of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and shareholders and other items.  Our Articles of Incorporation and Bylaws, also, contain extensive indemnification provisions, which permit us to indemnify our officers and directors to the maximum extent provided by Nevada law.  Pursuant to our Articles of Incorporation and Nevada law, our directors and officers are, generally, not liable to us or our shareholders for damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the act or failure to act of any such officer or director constituted a breach of his or her fiduciary duties; and (ii) his or her breach of those duties involve intentional misconduct, fraud, or a knowing violation of law.

On July 17, 2002, and November 2, 2007, we entered into Indemnification Agreements with Steven J. Amdahl and Bradley Rudman, respectively, which provide the indemnitees with the maximum indemnification allowed under applicable law.  As the Nevada statutes are non-exclusive, it is possible that certain claims beyond the scope of those statutes may be indemnifiable.  Those Indemnification Agreements provide a scheme of indemnification, which may be broader than that specifically provided by Nevada law.  It has not yet been determined, however, to what extent the indemnification expressly permitted by Nevada law may be expanded and, therefore, the scope of indemnification provided by those Indemnification Agreements may be subject to future judicial interpretation.

Those Indemnification Agreements provide that we are to indemnify each respective indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending, or completed action or proceeding whether civil, criminal, administrative, or investigative because that indemnitee is or was one of our directors, officers, key employees, or agents.  We are to advance all expenses, judgments, fines, penalties, and amounts paid in settlement incurred by that indemnitee in connection with the investigation, defense, settlement, or appeal of any civil or criminal action or proceeding as described above.  Such indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us.  Any award of indemnification to such an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a shareholder's investment.

IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION,  INDEMNIFICATION FOR  LIABILITIES  ARISING  PURSUANT TO THE SECURITIES ACT OF 1933 IS CONTRARY TO PUBLIC POLICY AND, THEREFORE, UNENFORCEABLE.

Item 7. Exemption from Registration Claimed.

Not applicable

Item 8. Exhibits.

3.1

Corporate Charter*

3.2

Articles of Incorporation*

3.3

Certificate of Amendment to Articles of Incorporation*

3.4

Bylaws*

5

Opinion of Stepp Law Corporation

10.1

2006 C Non-Qualified Stock Option Plan**

10.2

2007 Non-Qualified Stock Option Plan***

10.3

2006 C Non-Qualified Stock Option Agreement with Bernard McDougall dated November 2, 2007

10.4

Amendment No. 1 dated October 31, 2008 to the 2006 C Non-Qualified Stock Option Agreement with Bernard McDougall

10.5

Amendment No. 2 dated April 1, 2009 to the 2006 C Non-Qualified Stock Option Agreement with Bernard McDougall

10.6

2006 C Non-Qualified Stock Option Agreement with Jim Nelson dated November 2, 2007

10.7

Amendment No. 1 dated October 31, 2008 to the 2006 C Non-Qualified Stock Option Agreement with Jim Nelson

10.8

Amendment No. 2 dated April 1, 2009 to the 2006 C Non-Qualified Stock Option Agreement with Jim Nelson

10.9

2006 C Non-Qualified Stock Option Agreement with Dan Terrett dated November 2, 2007

10.10

Amendment No. 1 dated October 31, 2008 to the 2006 C Non-Qualified Stock Option Agreement with Dan Terrett

10.11

Amendment No. 2 dated April 1, 2009 to the 2006 C Non-Qualified Stock Option Agreement with Dan Terrett

10.12

2006 C Non-Qualified Stock Option Agreement with Negar Towfigh dated November 2, 2007

10.13

2007 Non-Qualified Stock Option Agreement with Negar Towfigh dated November 2, 2007

10.14

Amendment No. 1 dated October 31, 2008 to the 2006 C Non-Qualified Stock Option Agreement with Negar Towfigh

10.15

Amendment No. 1 dated October 31, 2008 to the 2007 Non-Qualified Stock Option Agreement with Negar Towfigh

10.16

Amendment No. 2 dated April 1, 2009 to the 2006 C Non-Qualified Stock Option Agreement with Negar Towfigh

10.17

Amendment No. 2 dated April 1, 2009 to the 2007 Non-Qualified Stock Option Agreement with Negar Towfigh

10.18

2007 Non-Qualified Stock Option Agreement with Graeme Sewell dated November 2, 2007

10.19

Amendment No. 1 dated October 31, 2008 to the 2007 Non-Qualified Stock Option Agreement with Graeme Sewell

10.20

Amendment No. 2 dated April 1, 2009 to the 2007 Non-Qualified Stock Option Agreement with Graeme Sewell

10.21

2007 Non-Qualified Stock Option Agreement with Jason Gigliotti dated November 2, 2007

10.22

Amendment No. 1 dated October 31, 2008 to the 2007 Non-Qualified Stock Option Agreement with Jason Gigliotti

10.23

Amendment No. 2 dated April 1, 2009 to the 2007 Non-Qualified Stock Option Agreement with Jason Gilgiotti

10.24

2007 Non-Qualified Stock Option Agreement with Jason Shull dated November 2, 2007

10.25

Amendment No. 1 dated October 31, 2008 to the 2007 Non-Qualified Stock Option Agreement with Jason Shull

10.26

Amendment No. 2 dated April 1, 2009 to the 2007 Non-Qualified Stock Option Agreement with Jason Shull

23.1

Consent of Stepp Law Corporation (contained in its opinion filed as Exhibit 5 to the Registration Statement)

23.2

Consent of Malone & Bailey, PC

23.3

Consent of Williams & Webster

*Filed as exhibits to our Registration Statement on Form 10-SB on May 13, 1999, and incorporated herein by this reference.

** Filed as an exhibit to our Registration Statement on Form S-8 on May 4, 2006, and incorporated herein by this reference.

***Files as an exhibit to our Annual Report on Form 10-K on April 15, 2008, and incorporated herein by this reference.

Item 9. Undertakings.

     The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) to specify in the prospectus any facts or events occurring after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information specified in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be specified in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is specified in periodic reports filed by the registrant pursuant to the provisions of Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability pursuant to the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability pursuant to the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act  (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising pursuant to the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies it has reasonable grounds to believe that the registrant satisfies all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Great Neck, New York, on April 13, 2009.

MICRON ENVIRO SYSTEMS, INC.,

a Nevada corporation

/s/ Bradley Rudman

Bradley Rudman, Director and President

Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities indicated on April 13, 2009, who are the directors of the registrant’s Board of Directors and who shall administer and enforce the Non-Qualified Stock Option Agreements with Graeme Sewell, Jason Gigliotti, Bernard McDougall, Jim Nelson, Dan Terrett, Negar Towfigh, and Jason Shull.

Signature and Title

/s/ Bradley Rudman

Bradley Rudman, Director and President

/s/ Stephen J. Amdahl

Stephen J. Amdahl, Director